Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in Registration Statement No. 333-134034 (Form S-8) and Registration Statement No. 333-128437 (Form S-8) and Registration Statement No. 333-116317 (Form S-3), Registration Statement No. 333-125373 (Form S-3), Registration Statement No. 333-141871 (Form S-3), Registration Statement No. 333-166357 (Form S-3) and Registration Statement No. 333-171940 (Form S-3) of Document Security Systems, Inc and Subsidiaries of our report, dated March 31, 2011, on the consolidated financial statements as of and for the years ended December 31, 2010 and 2009, appearing in this Annual Report on Form 10-K of Document Security Systems, Inc. and Subsidiaries for the year ended December 31, 2010.

/s/ FREED MAXICK & BATTAGLIA, CPAs, PC

Buffalo, New York
March 31, 2011